FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                     REGISTRATION NO. 333-139707

PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 12, 2007
TO PROSPECTUS DATED JANUARY 12, 2007

                                 LANOPTICS LTD.

                            3,878,235 ORDINARY SHARES

This prospectus supplement no. 1 supplements our prospectus dated January 12, 2007. You should read this prospectus supplement no. 1 together with the prospectus.

The shares that are the subject of the prospectus have been registered to permit their resale to the public by the selling stockholders named in the prospectus.

The information contained in the prospectus is hereby amended and supplemented as follows:

      The table set forth in the section of the prospectus entitled "Selling Shareholders" is hereby updated to reflect that certain selling shareholders engaged Roth Capital Partners, LLC to sell a portion of their ordinary shares covered by this Registration Statement and specified below at a price of $10.50 per share. Roth will receive a commission of 4% of the gross proceeds received by the selling shareholders from such sales. The selling shareholders that engaged Roth and the number of ordinary shares sold by them are:


                                                             NUMBER OF ORDINARY
                                                               SHARES SOLD BY
                                                                ROTH CAPITAL
    NAME OF SELLING SHAREHOLDER                                 PARTNERS, LLC

    SVE Star Ventures Enterprises No. VII, a German Civil
        Law Partnership (with limitation of liability)             290,169
    SVE Star Ventures Enterprises GmbH &  Co. No. VIIa KG           77,250
    SVM Star Ventures Managementgesellschaft mbH, Nr. 3              5,211
    SVM Star Ventures Managementgesellschaft mbH, Nr.
        3 & Co. Beteiligungs KG Nr. 3                               30,171
    Star Seed Enterprise, a German Civil Law Partnership
        (with limitation of liability)                             245,265
    Nokia Venture Partners II, LP                                  519,960
    NVP II Affiliates Fund, LP                                       5,828

     INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH, AND MAY NOT BE DELIVERED OR UTILIZED WITHOUT, THE PROSPECTUS.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 12, 2007